Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Murphy USA Inc. on Form S-8 No. 333-191131 of our report dated June 25, 2025 on our audit of the financial statements of Murphy USA Inc. Savings Plan as of December 31, 2024 and 2023, and for the year ended December 31, 2024 and supplemental schedule as of December 31, 2024, which report is included in this Annual Report on Form 11-K to be filed on or about June 25, 2025.

/s/ EisnerAmper LLP

EISNERAMPER LLP
Metairie, Louisiana
June 25, 2025